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                                                                     Exhibit 4.4


                    ELECTRIC RATE STABILIZATION BOND PROGRAM

                           LIMITED GUARANTY AGREEMENT

         This Guaranty Agreement dated as of June 1, 1998, (the "Guaranty") is given by KTI, INC., a corporation organized and existing under the laws of the State of New Jersey (the "Guarantor") to THE CHASE MANHATTAN BANK, as Trustee (the "Trustee").

         WHEREAS, the Finance Authority of Maine ("the Authority") has agreed with Penobscot Energy Recovery Company, Limited Partnership (the "Borrower") to issue its Series 1998 Electric Rate Stabilization Revenue Refunding Bonds, Series 1998A and Series 1998B (Penobscot Energy Recovery Company, LP) in the aggregate principal amount of $44,995,000 (the "1998 Bonds"), which will contemporaneously herewith be issued to finance a loan (the "Loan") from the Authority to Penobscot Energy Recovery Company, Limited Partnership (the "Borrower") pursuant to a Loan Agreement dated as of June 1, 1998 (the "Agreement"); and

         WHEREAS, the Agreement will be assigned by the Authority to the Trustee (except for certain Unassigned Issuers Rights and Shared Rights as defined therein), contemporaneously with the execution thereof; and

         WHEREAS, the obligation of the Borrower to the Authority pursuant to the Agreement is evidenced by a promissory note of the Borrower to the Authority (the "Loan Note"); and

         WHEREAS, the Trustee has entered into a Trust Indenture with the Authority dated as of June 1, 1998 (the "Indenture"); and

         WHEREAS, the Guarantor is the sole shareholder of PERC, Inc.; PERC, Inc. is the general partner of PERC Management Company Limited Partnership, a general partner of the Borrower; and

         WHEREAS, in order to induce the Authority to make the Loan to the Borrower, the Guarantor is prepared to guarantee the payment and performance when due of the obligations of the Borrower to the Authority under the Loan Agreement, subject to the limitations hereinafter set forth; and

         WHEREAS, the Guarantor acknowledges that it will be benefited by the Authority making the Loan to the Borrower; and

         WHEREAS, for the purpose of providing security for the payment of the Loan Note and other sums provided for in the Agreement, the Guarantor hereby agrees to guaranty the prompt and punctual payment of the Loan and other sums, as more fully set forth herein and in the Indenture and subject to the limitations herein; and

         NOW, THEREFORE, in consideration of the premises and in order to induce the Authority to issue the 1998 Bonds and make the Loan, the Guarantor hereby covenants and agrees with the Trustee as follows:


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                                    ARTICLE I

                         REPRESENTATIONS AND WARRANTIES

         Section 1.1. Representations and Warranties. The Guarantor hereby represents and warrants as follows:

                  (1) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has the corporate powers and authority to own its property and assets, to carry on its business as now being conducted by it and to execute, deliver and perform this Guaranty. The Guarantor is duly qualified to do business in every jurisdiction in which such qualification is necessary.

                  (2) The execution, delivery and performance of this Guaranty and the consummation of the transactions herein contemplated have been duly authorized by all requisite corporate action on the part of the Guarantor and will not violate any provision of law, any order of any court or other agency of government or the certificate of incorporation or bylaws of the Guarantor, or any material provision of any indenture, agreement or other instrument to which the Guarantor is a party or by which it or any of its property is bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument for which a waiver has not been obtained.

                  (3) The acceptance by the Guarantor of its obligations hereunder will result in a material financial benefit to the Guarantor.

                  (4) This Guaranty constitutes a valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms.

                  (5) There is no action or proceeding pending or to the knowledge of the Guarantor, threatened against the Guarantor before any court or administrative agency which, if determined adversely to the Guarantor would materially adversely affect the ability of the Guarantor to perform its obligations hereunder, except as may be disclosed in its filings with the Securities and Exchange Commission.

                  (6) No authorizations, approvals or other actions are required by any governmental authority or regulatory body for due execution, delivery and performance by the Guarantor of this Guaranty.

                  (7) The Guarantor has fulfilled its obligations under the minimum funding standards of ERISA with respect to any employee pension benefit plan which is covered by Title 4 of ERISA, which is the subject of the minimum funding standard under Section 412 of the Internal Revenue Code, and as to which the Guarantor may have liability (or with respect to a multi-employer Plan has made all required contributions) and is in compliance in all material respects with applicable provisions of ERISA.


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                                   ARTICLE II

                            COVENANTS AND AGREEMENTS

         Section 2.1. The Guaranty.

         (A) The Guarantor hereby unconditionally guaranties to and for the account of the Trustee for the benefit of the holders of the 1998 Bonds and to and for the benefit of the Authority as holder of the Loan Note to the extent of this Guaranty as limited by Section 2.1(C) hereof, (i) the full and prompt payment of the principal on the Loan when and as the same shall become due, whether by demand or at the stated maturity thereof, by acceleration or otherwise; (ii) the full and prompt payment of the interest on the Loan when and as the same shall become due and payable; (iii) the full and prompt payment of all principal, interest and other sums due and payable on the Loan Note and any other sums when and as the same shall become due and payable under the Financing Documents (as that term is defined in the Agreement), required to be paid by the Borrower under the terms of the Agreement, whether by acceleration or otherwise (the "Obligations")

         (B) The Guarantor hereby expressly acknowledges and agrees to the terms of Article V of the Indenture, a copy of which Article V is attached hereto as Exhibit A and incorporated herein to the extent such terms affect or create the obligation of the Guarantor to make payment of the Obligations and create rights of the Trustee to enforce this Guaranty.

         (C) The Guarantor further agrees that each of its undertakings in subsection 2.1(A) and 2.1(B) above constitutes an absolute, unconditional, present and continuing guaranty provided, however, that the obligation of the Guarantor to pay such Obligation shall be limited to $3,000,000, provided, however, if any amounts are paid by the Guarantor to the Trustee pursuant to this Guaranty, and the Trustee thereafter reimburses the Guarantor pursuant to
Section 5.03(9) and Section 5.11 of the Indenture, this Guaranty will be reinstated by the amount of such reimbursement. The Guarantor waives any right to require that any resort be had by the Trustee to (i) any particular security held by the Authority or the Trustee (except as otherwise provided in the Indenture) or (ii) the performance of any obligation of the Authority or the Trustee under the Indenture.

         (D) If the Borrower shall default in payment of the Obligations the Guarantor, upon demand by the Trustee without notice other than such demand and without the necessity of further action on their respective parts, or Guarantor's successors or assigns, as the case may be, will promptly and fully comply with the efforts of the Trustee to enforce this Guaranty. The Guarantor will pay all reasonable costs and expenses, including reasonable attorneys' fees, paid or incurred by the Trustee in connection with the enforcement of the obligations of the Guarantor under this Guaranty. All payments by the Guarantor shall be made in any coin or currency of the United States of America which on the respective dates of payment thereof is legal tender for the payment of public and private debts within two (2) Business Days of demand from the Trustee.

         Section 2.2. Absolute and Unconditional Limited Guaranty. Except as expressly limited by the terms hereof, the obligations of the Guarantor under this Guaranty are absolute and unconditional and shall remain in full force and effect until every payment, obligation or liability guaranteed hereunder shall have been fully and finally paid, and, to the extent permitted by law, such obligations shall not be


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affected, modified, released, or impaired by any state of facts or the happening from time to time of any event including, without limitation, any of the following, whether or not with notice to, or the consent of, the Guarantor:

                  (1) the termination, cancellation, invalidity, irregularity, illegality or unenforceability of, or any defect in, the Indenture, any of the 1998 Bonds, this Guaranty, the Agreement, the Loan Note or any other Financing Documents;

                  (2)   the   compromise,    settlement,   release,   extension,
indulgence,   change,   modification  or  termination  of  any  or  all  of  the
obligations, covenants or agreements of the Agreement, the Loan Note, the Indenture, the 1998 Bonds, or any other guaranties, or any other Financing Documents;

                  (3) the failure to give notice to the Guarantor of the occurrence of any Event of Default under the terms and provisions of this Guaranty, the Indenture, the Agreement, the Loan Note or any other Financing Documents;

                  (4) the waiver of the payment, performance or observance by the Authority or the Trustee of any of the obligations, conditions, covenants or agreements of any or all of them contained in this Guaranty, the Indenture, the 1998 Bonds the Agreement, the Loan Note or any other Financing Documents by the Authority or the Trustee, as the case may be;

                  (5) the extension of the time for payment of the principal of, premium if any, or interest on the 1998 Bonds or the principal of, or interest on the 1998 Bonds or any other amounts that are due or may become due under the Financing Documents or of the time for performance of any other obligations, covenants or agreements under or arising out of the Financing Documents;

                  (6)  the  modification  or  amendment   (whether  material  or
otherwise) of any duty, obligation, covenant or agreement set forth in the Indenture, the 1998 Bonds, or any of the Financing Documents;

                  (7) any failure, omission, delay or lack thereof on the part of the Authority or the Trustee to assert or exercise any right, power or remedy conferred on either of them in the Indenture, the 1998 Bonds, this Guaranty, the Agreement, or any other Financing Documents;

                  (8) the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or other similar proceedings affecting the Guarantor, any other guarantors, or the Borrower, the Authority or the Trustee, or any or all of the assets of any of them, or any allegation or contest of the validity of the Indenture, the 1998 Bonds, or any of the Financing Documents including this Guaranty in any such proceeding; it is specifically understood, consented and agreed to that this Guaranty shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if such proceedings had not been instituted; and it is the intent and purpose of this Guaranty that the Guarantor shall and does hereby waive all rights and benefits which might accrue to the Guarantor by reason of any such


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proceedings, and without limiting the generality of the foregoing, it is further the intent and purpose of this Guaranty that the liability of the Guarantor shall not be in any way limited by the filing of any bankruptcy involving the Borrower, but rather shall in all respects continue and extend to include, by way of example and not limitation, post-filing interests and costs, including reasonable attorney's fees;

                  (9) to the extent permitted by law, the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty by operation of law or the addition or release of any other guarantor;

                  (10) the default or failure of any other guarantor fully to perform any of its obligations set forth in any other guaranty;

                  (11) any release, substitution, replacement, destruction, loss or impairment of the security pledged under the Financing Documents;

                  (12) any failure of the Authority or the Trustee to mitigate damages resulting from any default by the Borrower under the Financing Documents;

                  (13) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor; or

                  (14) any other act of commission or omission or any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

         Section 2.3. Qualified Letter of Credit; Release of Guaranty. With the written consent of the Authority, the Guarantor may provide as a substitute for this Guaranty a letter of credit satisfactory to the Authority for this Guaranty.

         Section 2.4. Changes in Ownership; Continuing Existence. (a) The Guarantor will maintain its corporate existence in good standing under the laws of the jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Guarantor from enforcing its rights with respect to any material asset or would expose the Guarantor to any material liability; provided, however, that nothing herein shall prohibit the merger or consolidation described in clause (b) of this Section 2.4.

         (b) The Guarantor will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless the surviving corporation (i) assumes in writing the obligations of the Guarantor, (ii) has a net worth determined in accordance with GAAP) at least equal to the consolidated net worth (determined in accordance with GAAP) of the Guarantor as shown on the most recent audited financial statements of the Guarantor prior to the merger or consolidation and (iii) the shareholders of the Guarantor will have a majority interest in the surviving Person.

         Section 2.5. Good Standing. The Guarantor warrants that it is and will be during the term of this Agreement incorporated and in good standing in all jurisdictions in which it does business.


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         Section 2.6. Indemnification Covenants.

         (A) The Guarantor agrees to protect, defend and hold harmless the Authority and its officers, members, directors, agents, servants and employees (each an "Indemnified Party") from any claim, demand, suit or action or other proceeding whatsoever by any person or entity whatsoever, arising or purportedly arising from or in connection with the Guaranty or the transactions contemplated thereby or actions taken thereunder, except for any bad faith, willful misconduct material misrepresentation or gross negligence on the part of the Indemnified Party.

         (B) All covenants, stipulations, promises, agreements and obligations of the Authority contained herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Authority and not of any member, officer, director, agent or employee of the Authority in his or her individual capacity, and no recourse shall be had for the payment of any claim based thereon or hereunder against any member, officer or employee of the Authority or any natural person executing the 1998 Bonds.

         (C) In case any action shall be brought against one or more of the Indemnified Party's based upon any of the above and in respect of which indemnity may be sought against the Guarantor, such Indemnified Party shall notify the Guarantor in writing, enclosing a copy of all papers served, but the omission so to notify the Guarantor of any such action shall not relieve it of any liability which it may have to any Indemnified Party other than under this
Section 2.6. In case any such action shall be brought against any Indemnified Party and it shall notify the Guarantor and the Borrower of the commencement thereof, the Guarantor shall be entitled to participate in and, to the extent that it shall wish, to assume the defense thereof with counsel satisfactory to such Indemnified Party, and after notice from the Guarantor to such Indemnified Party of the Guarantor's election so to assume the defense thereof the Guarantor shall not be liable to such Indemnified Party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment of counsel by such Indemnified Party has been authorized by the Guarantor, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Borrower and/or Guarantor and the Indemnified Party in the conduct or the defense of such action (in which case the Guarantor shall not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Guarantor shall not in fact have employed counsel satisfactory to the Indemnified Party to assume the defense of such action.

         (D) The Guarantor also agrees to pay all reasonable and necessary out-of-pocket expenses of the Authority (including reasonable charges of counsel) in connection with the Guaranty and the enforcement of any rights hereunder, including, without limitation, any fees, charges and expenses (including reasonable charges of counsel).

         (E) The obligations of the Guarantor under this section shall survive the termination of this Guaranty. This section is not for the benefit of any person not an Indemnified Party, and no waiver of the Maine Tort Claims Act or other applicable law is intended.

         Section 2.7. Submission of Financial Statements. The Guarantor shall provide the


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Authority with a copy of its annual audited financial statements within 105 days after the close of its Fiscal Year, provided however, that if the Guarantor's annual audited financial statements are incorporated into a 10-K submitted to the Authority pursuant to Section 2.9 hereof, the Guarantor will not be separately obligated to submit its financial statements.

         Section 2.8. Default and Litigation Notification. Upon becoming aware of any condition or event which constitutes, or with the giving of notice or the passage of time would constitute, an Event of Default, the Guarantor immediately shall deliver to the Authority a notice stating the existence and nature thereof and specifying the corrective steps the Guarantor is taking with respect thereto. The Guarantor shall promptly notify the Authority of the commencement of any litigation, administrative, enforcement or other proceeding by or against it with a claim or demand of $5,000,000 or greater, or the threat thereof, in which an unfavorable outcome could materially adversely affect the financial condition of the Guarantor.

         Section 2.9. Notification of SEC Filings. The Guarantor must provide the Authority with copies of each filing and report made by the Guarantor with or to the Securities and Exchange Commission including, without limitation, all 10-Q, 10-K and 8-K Reports (other than registration statements that have not become effective under the Securities Act of 1933, filings and reports with respect to dividend reinvestment, employee benefits, or other similar plans, and filings pertaining to sales of or other transactions in securities of the Guarantor by persons other than the Guarantor), and of each communication from the Guarantor to public shareholders generally, promptly upon the filing or making thereof. The Guarantor must meet periodically with the Authority at the Authority's reasonable request to provide information on financial conditions (whether or not included in such filings) and any other issue raised by the Authority. The Authority agrees that any information obtained by it and not available to the public will be kept confidential to the extent permitted pursuant to 10 MRSA ss. 975-A and 1 MRSA ss. 401, et seq.

         Section 2.10. Compliance with Law. The Guarantor will observe and comply in all material respects with all material laws, regulations, ordinances, rules, and orders (including without limitation those relating to zoning, land use, environmental protection, air, water and land pollution, wetlands, health, equal opportunity, minimum wages, worker's compensation and employment practices) of any federal, state, municipal or other governmental authority the noncompliance of which would have a material adverse effect on the financial condition of the Guarantor.

                                   ARTICLE III

                         EVENTS OF DEFAULT AND REMEDIES

         Section 3.1. Events of Default. An "Event of Default" hereunder shall exist if any of the following occurs and is continuing:

                  (1) the Guarantor  defaults on the Obligations  referred to in
Section 2.1 hereof and such default continues for more than, two (2) Business Days after demand is made by the Trustee;

                  (2) the Guarantor fails to observe and perform any covenant, condition or agreement, other than that referred to in Sections 3.1(1) of this Guaranty, or of any instrument,


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document or agreement  now or hereafter  securing this Guaranty and such failure continues for more than thirty (30) days after written notice (which shall be deemed given upon facsimile transmission or three (3) Business Days after mailing of notice by first class mail, postage prepaid or certified mail) of such failure has been given to the Guarantor by the Trustee or if by reason of such default the same cannot be remedied within said thirty (30) days;

                  (3) any warranty, representation or other statement by or on behalf of the Guarantor contained in this Guaranty or in any certificate, letter or other writing or instrument furnished or delivered to the Authority pursuant hereto or in connection herewith and in connection with the Financing Documents shall at any time prove to have been incorrect in any material respect when made, effective, or reaffirmed, as the case may be;

                  (4) the entry of a decree or order for relief by a court having jurisdiction of the Guarantor in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Guarantor or for any substantial part of any of its property, or ordering the winding-up or liquidation of any of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days, or the commencement by the Guarantor of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy insolvency or other similar law, or the consent by the Guarantor to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) or the making by it of any assignment for the benefit of creditors, or the taking of corporate or other action by the Guarantor to authorize or effect any of the foregoing;

                  (5) A final and unappealable judgment or order for the payment for money in excess of $1,000,000 or more shall be rendered against the Guarantor, such judgment or order shall continue unsatisfied and unpaid for a period of thirty (30) days.

         Section 3.2.  Remedies  Upon  Default.  Upon an Event of Default  under
Section 3.1 of this Guaranty, the Trustee shall have the right to proceed directly against the Guarantor without proceeding against or exhausting any other remedies which it may have and without resorting to any security held including, without limitation the Capital Reserve Fund.

         Section 3.3. [Reserved]

         Section 3.4. Waiver of Notice of Non-Payment and Costs of Enforcement. The Guarantor hereby expressly waives presentment, demand, protest and notice of nonpayment and further waives notice from the Authority of its acceptance and reliance on this Guaranty. The Guarantor agrees to pay all costs, disbursements and expenses (including all reasonable attorneys' fees) which may be incurred by the Authority in enforcing or attempting to enforce this Guaranty and any security therefor following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

         Section 3.5. The Authority Not Coguarantor. The Guarantor hereby acknowledges that (a) the Authority has established a Capital Reserve Fund under the Indenture in order to provide credit


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enhancement for the 1998 Bonds;  (b) the Authority is not a coguarantor with the
Guarantor, who shall have no right of contribution, indemnity or subrogation against the Authority; (c) all liability of the Guarantor under this Guaranty shall continue in full force and effect notwithstanding any payment by the Authority in the form of draws by the Trustee from the Capital Reserve Fund under the Indenture or payments by Financial Security Assurance Inc. under the Bond Insurance Policy provided to insure the 1998 Bonds or otherwise; and (d) all liability of the Guarantor under this Guaranty shall continue in full force and effect notwithstanding the fact that the Authority may have acquired rights against the Guarantor by assignment, subrogation or otherwise.

                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 5.1. Amendment. This Guaranty may not be amended, changed, modified, altered or terminated without the concurring written consent of the Guarantor and the Authority.

         Section 5.2. Effective Date. The obligations of the Guarantor hereunder shall arise absolutely and unconditionally when the Loan Note shall have been executed by the Borrower.

         Section 5.3. Remedies Not Exclusive. No remedy herein conferred upon or reserved to the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver in the event any provision contained in this Guaranty should be breached by any party and thereafter duly waived by any other party so empowered to act. Such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties thereunto duly authorized by this Guaranty.

         Section 5.4. Notice. Except as otherwise provided herein, all notices or other communications hereunder shall be sufficiently given and shall be deemed given when delivered by hand delivery or on the third day following the day on which the same has been mailed, postage prepaid, by certified mail addressed as follows:

         if to Guarantor:

                  KTI, Inc.
                  7000 Boulevard East
                  Guttenberg, NJ 07093
                  Attention: Martin J. Sergi, President
                  Fax: (201) 854-1771


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

         if to the Trustee:

                  The Chase Manhattan Bank
                  73 Tremont Street
                  Boston, MA 02108-3913
                  Fax:

         Any party, by notice given hereunder, may designate a different address for future notices.

         Section 5.5. Counterparts. This Guaranty constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         Section 5.6. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses, or Sections in this Guaranty contained, shall not affect the validity or enforceability of the remaining portions of this Guaranty, or any part thereof.

         Section 5.7. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Maine. The Guarantor and the Trustee and their successors or assigns agree that any action hereunder may be brought in the Federal Courts in the State of New York.

         Section 5.8. Successors and Assigns. This Guaranty shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         Section 5.9. Reinstatement of Obligation. The obligations of the Guarantor under this Guaranty shall be reinstated to the extent of any payment made by the Borrower which must be returned by reason of the bankruptcy or insolvency of the Borrower or for any other reason, subject to the limitations contained in this Guaranty.

         Section 5.10. Rules of Construction.

         (A) Words of the neuter gender shall be deemed and construed to include correlative words of the feminine and masculine genders.

         (B) Unless the context shall otherwise indicate, the term Guarantor shall include the plural as well as the singular number.

         (C) Terms used and not defined herein shall have the meanings set forth in the Agreement or in the Indenture to the extent such meaning is not incompatible with the context used herein.

         IN WITNESS WHEREOF, the Guarantor and the Trustee have caused this Guaranty to be executed, all as of the date first above written.


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

WITNESS:                                   KTI, INC.

/s/ Suzanne VanDyk                         /s/ Martin J. Sergi
----------------------                     ------------------------------------
                                           By: Martin J. Sergi
                                           Its: President


                                           THE CHASE MANHATTAN BANK,
                                           as trustee,

/s/ Mary Lou Bessey                        /s/ Don Iaccheri
----------------------                     ------------------------------------
                                           By: Don Iaccheri
                                           Its: Authorized Signed


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